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                                                                 Exhibit 4.1

                                   AMENDMENT TO THE
                              JACOR COMMUNICATIONS, INC.
                                1993 STOCK OPTION PLAN
              (as adopted by the Company's shareholders on May 17, 1995)

     RESOLVED, that the Jacor Communications, Inc. 1993 Stock Option Plan paragraph 4 is amended to read in its entirety as follows:

     4. Shares Subject to Plan. Subject to adjustments provided in paragraph 13 hereof, the number of shares of Common Stock which may be delivered pursuant to the exercise of ISOs granted under the Plan shall be 2,769,218 shares. The aggregate number of shares of Common Stock which may be delivered pursuant to the exercise of Options granted under the Plan shall not exceed 2,769,218 shares. Such shares may consist, either in whole or in part, of the Company's authorized and issued Common Stock reacquired by the Company and held in its Treasury, as may from time to time be determined by the Board. If an Option granted under the Plan is surrendered, expires unexercised or for any reason ceases to be exercisable in whole or in part, the shares of Common Stock issuable pursuant to such Option, but as to which such Option has not been exercised, shall again be available for the purposes of the Plan.


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